SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 3, 2008

CrowdGather, Inc.
(Exact name of registrant as specified in Charter)

Nevada	000-52143	20-2706319
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

20300 Ventura Blvd. Suite 330, Woodland Hills, CA 91364
(Address of Principal Executive Offices)

(818) 435-2472
(Issuer Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

Convertible Promissory Note

On December 3, 2008, CrowdGather, Inc., a Nevada corporation (the “Registrant”), entered into a convertible promissory note with one of the Registrant’s shareholders in exchange for $110,000 (“Convertible Note”).  The Convertible Note is due in one year, or upon default, whichever is earlier, and bears interest at the annual rate of 10%.  The Convertible Note has an optional conversion feature by which the holder can convert the principal and accrued interest to shares of the Registrant’s common stock at a conversion price of the lower of (i) $1.40 per share (ii) the price per share of the Company’s next transaction or series of related transactions in which the Company sells equity securities and in which the gross proceeds to the Company equal or exceed $2,000,000. The Convertible Note was issued in a transaction which the Registrant believes satisfies the requirements of that exemption from the registration and prospectus delivery requirements of the Securities Act of 1933, which exemption is specified by the provisions of Section 5 of that act and Regulation S promulgated pursuant to that act by the Securities and Exchange Commission.

A copy of the form of Convertible Note is attached hereto as Exhibit 10.1   This brief description of the Convertible Note is not intended to be complete and is qualified in its entirety by reference to the full text of the Convertible Note is attached.

Item 2.03 Creation of a Direct Financial Obligation.

See Item 1.01 for a description of the Convertible Note.

Item 3.02 Unregistered Sales of Equity Securities.

See Item 1.01 for a description of the Convertible Note.

Item 9.01 Exhibits.

The following exhibits are filed with this report on Form 8-K.

Exhibit Number	Exhibit
10.1	Form of Convertible Promissory Note

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

CrowdGather, Inc.

Date: December 4, 2008	By:	Sanjay Sabnani
Sanjay Sabnani Chief Executive Officer